Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

THIRD QUARTER FISCAL 2009 OPERATING RESULTS

Uncasville, Connecticut, August 5, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the third fiscal quarter ended June 30, 2009. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Highlights for the third quarter ended June 30, 2009:

•	Consolidated Adjusted EBITDA, a non-GAAP measure described below, of $80.3 million, a 36.5% increase over the third quarter of fiscal 2008

•	Continued execution of a company-wide cost containment program, resulting in a reduction in consolidated operating costs and expenses of $27.0 million from the third quarter of fiscal 2008

•	Consolidated Adjusted EBITDA margin, a non-GAAP measure described below, of 21.4% compared to 15.6% in the third quarter of fiscal 2008

•	Opened Bobby Flay’s Bobby’s Burger Palace on June 30, 2009

Consolidated financial results for the third quarter ended June 30, 2009:

•	Net income of $23.5 million, a 366.0% increase over the third quarter of fiscal 2008

•	Income from operations of $54.9 million, a 68.0% increase over the third quarter of fiscal 2008

•	Net revenues of $374.8 million, a 0.5% decrease from the third quarter of fiscal 2008

•	Gaming revenues of $337.6 million, a 2.1% increase over the third quarter of fiscal 2008

•	Gross slot revenues of $253.8 million, a 0.2% decrease from the third quarter of fiscal 2008

•	Table games revenues of $79.5 million, a 5.7% increase over the third quarter of fiscal 2008

•	Non-gaming revenues of $66.9 million, an 18.0% decrease from the third quarter of fiscal 2008

Operating results for the quarter ended June 30, 2009 reflect a significant increase in Adjusted EBITDA at both Mohegan Sun and Pocono Downs over the third quarter of fiscal 2008. The increase in Adjusted EBITDA at Mohegan Sun resulted from improved table games hold percentage as compared to the third quarter of fiscal 2008 and lower operating costs and expenses primarily reflecting the continued execution of the company-wide cost containment program implemented during the second quarter of fiscal 2009. These results were partially offset by lower slot and non-gaming revenues primarily due to a continuation of the national economic recession. The growth in Adjusted EBITDA at Pocono Downs is attributable to the July 2008 opening of Project Sunrise, combined with the results of the company-wide cost containment program.

“We are pleased with our consolidated results for the third quarter despite experiencing declining revenues,” said Mitchell Grossinger Etess, President and CEO of the Authority. “Much of our improved performance is attributable to a more normalized table games hold as compared to the third quarter of last year, as well as continued cost savings achieved through our cost containment program implemented this past winter. In addition, we are extremely excited about the recent re-opening of the Winter Entrance along with new dining outlets, including Bobby’s Burger Palace and Pepe’s Pizza, which we believe will complement our existing offerings and drive visitation to our Connecticut property.”

Mohegan Sun

Financial results for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Adjusted EBITDA (a non-GAAP measure described below)	$72,902	$55,995	$16,907	30.2%
Income from operations	54,536	34,547	19,989	57.9%
Operating costs and expenses	252,712	292,350	(39,638)	(13.6)%
Net revenues	307,248	326,897	(19,649)	(6.0)%
Gaming revenues	273,474	282,356	(8,882)	(3.1)%
Non-gaming revenues	61,112	77,710	(16,598)	(21.4)%

The increases in Adjusted EBITDA and income from operations are attributable to improved table games hold percentage as compared to the third quarter of fiscal 2008 and lower operating costs and expenses primarily resulting from the continued execution of the company-wide cost containment program. Table games hold percentage for the quarter ended June 30, 2009 improved to 15.4% compared to an unusually low hold of 11.6% in the third quarter of fiscal 2008. Adjusted EBITDA and income from operations were adversely impacted by declines in slot and non-gaming revenues resulting from the continuation of the national economic recession that has negatively impacted spending by gaming patrons. Slot and non-gaming revenues also were negatively impacted by increased competition, as further discussed below. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, increased to 23.7% for the quarter ended June 30, 2009 from 17.1% in the third quarter of fiscal 2008.

Operating costs and expenses declined primarily due to the continued execution of the company-wide cost containment program, and to a lesser extent, lower variable costs and expenses commensurate with the declines in slot and non-gaming revenues.

The decrease in net revenues is the result of the declines in slot and non-gaming revenues, partially offset by a reduction in promotional allowances and higher table games revenues driven by the improved table games hold percentage. Gaming and non-gaming revenues were adversely impacted by the national economic recession and an increasingly competitive regional environment.

Selected gaming data for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Slot handle	$2,332,962	$2,498,324	$(165,362)	(6.6)%
Gross slot revenues	196,020	213,118	(17,098)	(8.0)%
Net slot revenues	188,407	204,404	(15,997)	(7.8)%
Table drop	516,309	650,272	(133,963)	(20.6)%
Table games revenues	79,526	75,265	4,261	5.7%

Additional information related to slot revenues within Mohegan Sun’s market area for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Northeast slot gaming market gross slot revenues (1)	$636,792	$659,394	$(22,602)	(3.4)%
Connecticut slot gaming market gross slot revenues (2)	373,607	407,258	(33,651)	(8.3)%

(1)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(2)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.

Slot revenues declined during the quarter due to lower slot handle reflecting the national economic recession, which significantly reduced consumer discretionary spending on activities such as gaming, leisure and hospitality. During the quarter ended June 30, 2009, the number of Mohegan Sun’s rated slot player trips decreased slightly, while spending per rated slot player decreased considerably as compared to the third quarter of fiscal 2008. Increased competition from video lottery terminal facilities, or VLTs, at Empire City in Yonkers, New York and Twin River in Lincoln, Rhode Island also contributed to the decline in slot revenues. Additionally, slot revenues were impacted by increased promotional activities from competitors and a decrease in Mohegan Sun’s entertainment offerings, as further discussed below. Gross slot hold percentage for the quarter ended June 30, 2009 was 8.4% compared to 8.5% in the third quarter of fiscal 2008. Gross slot win per unit per day for the quarter ended June 30, 2009 was $319 compared to $392 in the third quarter of fiscal 2008. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market for the quarter ended June 30, 2009 decreased to 118.3% from 133.3% in the third quarter of fiscal 2008. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market was likely impacted by some customers in the New York City and Boston area markets choosing to frequent closer VLT facilities in the states of New York and Rhode Island. Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market for the quarter ended June 30, 2009 decreased to 111.5% from 117.7% in the third quarter of fiscal 2008 due to an increase in the weighted average number of slot machines following the August 2008 opening of Casino of the Wind.

The growth in table games revenues is primarily attributable to an increase in table games hold percentage to a more normalized level during the quarter as compared to the third quarter of fiscal 2008. Table games hold percentage for the quarter ended June 30, 2009 was 15.4% compared to an unusually low hold of 11.6% in the third quarter of fiscal 2008. Table games hold percentage is relatively predictable over longer periods of time, but can fluctuate significantly over shorter periods. The decline in table games drop is attributable to reduced consumer discretionary spending resulting from the national economic recession. During the quarter ended June 30, 2009, the number of Mohegan Sun’s rated table games patron trips increased, while spending per rated table games patron significantly decreased as compared to the third quarter of fiscal 2008. Table games revenue per unit per day for the quarter ended June 30, 2009 was $2,702 compared to $2,578 in the third quarter of fiscal 2008.

Non-gaming revenues for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Food and beverage revenues	$19,174	$23,815	$(4,641)	(19.5)%
Hotel revenues	9,736	12,497	(2,761)	(22.1)%
Retail, entertainment and other revenues	32,202	41,398	(9,196)	(22.2)%

The decrease in food and beverage revenues is primarily attributable to a $3.7 million decline in food revenues, resulting from a 22.1% reduction in the number of meals served at Mohegan Sun-owned food outlets. The decreased number of meals served reflects, in part, the temporary closure of the Mohegan Sun Earth food court and Birches Bar & Grill, to accommodate the re-opening of the Winter Entrance, as well as the permanent closure of Fidelia’s restaurant, which is schedule to be replaced by Bobby Flay’s Bar Americain in the fall of 2009. Food and beverage revenues also were negatively impacted by the September 2008 opening of Jimmy Buffett’s Margaritaville Restaurant, a third-party outlet located in Casino of the Wind, which resulted in decreased patron visitation at Mohegan Sun-owned food outlets. The decrease in food and beverage revenues also is attributable to the overall weakness in consumer spending, a reduction in banquet revenues from the Mohegan Sun convention center and a decrease in Mohegan Sun’s entertainment offerings, as further discussed below. The decreased number of meals served was partially offset by a 4.0% increase in the average price per cover.

The decline in hotel revenues is primarily due to a decline in demand for higher-rated group business as a result of the national recession and a reduction in conference and corporate meeting travel spending. Average daily room rate, or ADR, decreased to $92 for the quarter ended June 30, 2009 compared to $114 in the third quarter of fiscal 2008. ADR was adversely impacted by a shift in hotel occupancy from higher-rated group business to gaming patrons due to the aforementioned, as well as lower room rates offered to gaming patrons, as a result of increased hotel and meeting room capacity added by MGM Grand at Foxwoods and competitive room pricing pressures from Foxwoods and the Atlantic City gaming market. Hotel revenues also were impacted by a decrease in Mohegan Sun’s entertainment offerings, as further discussed below. Hotel occupancy remained relatively stable, decreasing slightly to 95.4% for the quarter ended June 30, 2009 compared to 95.5% in the third quarter of fiscal 2008. Revenue per available room for the quarter ended June 30, 2009 was $88 compared to $108 in the third quarter of fiscal 2008.

The decrease in retail, entertainment and other revenues is primarily the result of a $6.1 million decline in entertainment revenues as compared to the third quarter of fiscal 2008. During the quarter, there was a significant decrease in the number of scheduled shows at the Mohegan Sun Arena, including fewer headliner shows, primarily due to a reduction in available entertainment acts on tour, resulting in a 37.9% decrease in Arena tickets sold. The decrease in retail, entertainment and other revenues also was due to a $2.3 million decline in gasoline revenues, as a result of a decrease in the average price per gallon of gasoline sold.

Pocono Downs

Financial results for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Adjusted EBITDA (a non-GAAP measure described below)	$11,571	$7,296	$4,275	58.6%
Income from operations	5,172	3,122	2,050	65.7%
Operating costs and expenses	62,399	46,826	15,573	33.3%
Net revenues	67,571	49,948	17,623	35.3%
Gaming revenues	64,103	48,176	15,927	33.1%
Non-gaming revenues	5,780	3,823	1,957	51.2%

The increases in Adjusted EBITDA, income from operations, operating costs and expenses and net revenues are primarily attributable to the July 2008 opening of Project Sunrise, the second phase of Pocono Downs’ gaming and entertainment facility. Additionally, Adjusted EBITDA, income from operations and operating costs and expenses for the quarter were positively impacted by the continued execution of the cost containment efforts at Pocono Downs. Adjusted EBITDA margin increased to 17.1% for the quarter ended June 30, 2009 from 14.6% in the third quarter of fiscal 2008.

Selected gaming data for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Slot handle	$701,649	$476,547	$225,102	47.2%
Gross slot revenues	57,767	41,265	16,502	40.0%
Net slot revenues	57,854	41,147	16,707	40.6%

Additional information related to slot revenues within Pocono Downs’ market area for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009		June 30, 2008	Variance	Percentage Variance
Northeastern Pennsylvania slot gaming market gross slot revenues (1)	$131,406	(2)	$87,082	$44,324	50.9%

(1)	Northeastern Pennsylvania slot gaming market consists of Pocono Downs, Mount Airy Resort Casino and Sands Casino Resort Bethlehem.
(2)	Includes gross slot revenues of Sands Casino Resort Bethlehem from opening date of May 20, 2009 to June 30, 2009.

The growth in slot revenues is attributable to the opening of Project Sunrise. Gross slot hold percentage for the quarter ended June 30, 2009 was 8.2% compared to 8.7% in the third quarter of fiscal 2008. The decrease in gross slot hold percentage is attributable to increased free promotional slot plays provided to Pocono Downs’ Player’s Club members, which is reflected in slot handle during the quarter. Gross slot win per unit per day for the quarter ended June 30, 2009 decreased to $258 from $377 in the third quarter of fiscal 2008. Pocono Downs’ slot win efficiency in the Northeastern Pennsylvania slot gaming market for the quarter ended June 30, 2009 decreased to 113.4% from 146.8% in the third quarter of fiscal 2008. The decreases in gross slot win per unit per day and slot win efficiency are attributable to an increase in the weighted average number of slot machines following the opening of Project Sunrise.

Non-gaming revenues for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Food and beverage revenues	$4,235	$2,667	$1,568	58.8%
Retail and other revenues	1,545	1,156	389	33.7%

The growth in food and beverage revenues is related to the opening of new food and beverage outlets as part of Project Sunrise. The increase in retail and other revenues is primarily attributable to the addition of tenant revenues from new outlets as part of Project Sunrise and increased ATM commissions due to an increase in the number of ATM machines at the facility.

Corporate

Total Corporate expenses for the third quarter ended June 30, 2009 (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2009	June 30, 2008	Variance	Percentage Variance
Total Corporate expenses	$4,790	$4,978	$(188)	(3.8)%

The decrease in total Corporate expenses reflects lower payroll costs and the impact of the continued execution of the cost containment program, partially offset by increased rental expense in connection with a ground lease for land located in Palmer, Massachusetts, which is a potential site for future gaming development, if legalized in Massachusetts.

Cost Containment Program

As a result of the declines in business volumes and the uncertainties in the current financial markets, the Authority undertook a series of steps to reduce expenditures, including a company-wide cost containment program that became effective during the second quarter of fiscal 2009. This program included, among other things, employee salary rollbacks, suspension of all annual and merit-based compensation increases, reductions in work hours, suspension of employer-matching 401(k) contributions and funding of other contributions to the Mohegan Retirement and 401(k) Plan. In addition, the Authority implemented and continues to implement initiatives to reduce operating expenses, including reductions in advertising expenditures, certain marketing programs, hours of operation in certain food and beverage and retail outlets and reductions in most other operating cost categories. The Authority estimates that the cost containment program yielded consolidated cost savings totaling approximately $27.0 million during the quarter ended June 30, 2009. Consolidated cost savings for fiscal 2009 are forecast to be $82.0 million.

“Despite the poor economic climate, we have made considerable progress in improving margins at both of our operating units during the quarter,” said Jeffrey E. Hartmann, Executive Vice President and COO of the Authority. “I would again like to thank all of our employees for their continued support and sacrifice during these difficult economic times.”

Mohegan Tribal Gaming Authority Property Information

	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
(in thousands, unaudited)	June 30, 2009		June 30, 2008	June 30, 2009		June 30, 2008
Mohegan Sun	$307,248	(1)	$326,897	$72,902	(1)	$55,995
Pocono Downs	67,571	(2)	49,948	11,571	(2)	7,296
Corporate	—		—	(4,152)		(4,448)

Total	$374,819		$376,845	$80,321		$58,843

	Net Revenues For the Nine Months Ended			Adjusted EBITDA For the Nine Months Ended
(in thousands, unaudited)	June 30, 2009		June 30, 2008	June 30, 2009		June 30, 2008
Mohegan Sun	$905,157	(1)	$1,012,791	$205,945	(1)	$216,735
Pocono Downs	185,056	(2)	143,580	26,467	(2)	19,856
Corporate	—		—	(11,630)		(14,876)

Total	$1,090,213		$1,156,371	$220,782		$221,715

(1)	Includes operating results of Casino of the Wind.
(2)	Includes operating results of Project Sunrise.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2009, the Authority held cash and cash equivalents of $86.6 million compared to $83.8 million as of September 30, 2008. As of June 30, 2009, there was $378.8 million drawn on the Authority’s bank credit facility. The Authority’s total debt was approximately $1.63 billion as of June 30, 2009 compared to $1.56 billion as of September 30, 2008.

As of June 30, 2009, the amount of outstanding letters of credit issued pursuant to the Authority’s bank credit facility totaled $4.6 million, of which, no amount was drawn. Inclusive of term loans and letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $464.4 million of borrowing capacity under the bank credit facility as of June 30, 2009, without taking into account covenants under the bank credit facility and the Authority’s line of credit and note indentures. The borrowing availability under the bank credit facility was subsequently reduced on July 15, 2009 following the Authority’s repayment of its 6 3/8% $330.0 million senior subordinated notes at maturity with proceeds from the bank credit facility.

Interest Expense

Interest expense increased by $15.6 million, or 22.9%, to $83.8 million for the nine months ended June 30, 2009 compared to $68.2 million for the nine months ended June 30, 2008. The increase in interest expense is primarily due to higher weighted average outstanding debt and lower capitalized interest, partially offset by a decrease in weighted average interest rate. The weighted average outstanding debt was $1.64 billion for the nine months ended June 30, 2009 compared to $1.36 billion for the nine months ended June 30, 2008. Capitalized interest was $1.0 million for the nine months ended June 30, 2009 compared to $5.4 million for the nine months ended June 30, 2008. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund capital expenditures for Project Horizon and Project Sunrise. The weighted average interest rate was 6.9% for the nine months ended June 30, 2009 compared to 7.2% for the nine months ended June 30, 2008.

Capital Expenditures

The Authority’s capital expenditures totaled $71.0 million for the nine months ended June 30, 2009 compared to $272.3 million for the nine months ended June 30, 2008. These capital expenditures were primarily comprised of capital expenditures at Mohegan Sun totaling $68.8 million, which included Project Horizon construction expenditures of $53.6 million, including capitalized interest of $1.0 million. Capital expenditures at Pocono Downs totaled $2.2 million for the nine months ended June 30, 2009. This amount included $4.9 million in capital expenditures, primarily consisting of construction expenditures for a new paddock for the harness racing facility, partially offset by a $2.7 million reduction in the estimated final cost of Project Sunrise.

Capital expenditures for fiscal 2009 at Mohegan Sun, exclusive of Project Horizon spending, are forecast to be approximately $26.0 million in maintenance and development capital expenditures for the replacement and improvement of information technology equipment, systems and software and the replacement and enhancement of slot machines.

Capital expenditures for fiscal 2009 at Pocono Downs are forecast to be $8.0 million, $5.7 million of which relates to the construction of the new paddock.

Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, was initially planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure and the Earth Expansion. As of June 30, 2009, two of the components, Sunrise Square and Casino of the Wind, have been completed.

Sunrise Square was completed in August 2007 and includes 8,500 square feet of gaming space offering 46 table games such as, Mini-Baccarat, Sic Bo and Pai Gow Poker, a 5,000-square-foot bus lobby and a 4,000-square-foot “Hong Kong” street food outlet.

Casino of the Wind was completed in August 2008 and added approximately 45,000 square feet of gaming space, approximately 660 slot machines, 28 table games and a 42-table themed poker room, as well as approximately 20,000 square feet of new dining and retail amenities.

Property Infrastructure relates to additional surface parking lots, site development and road improvements on or adjacent to the property, all of which were substantially completed as of June 30, 2009.

In September 2008, the Authority announced the suspension of the hotel, retail and parking garage elements of the Earth Expansion component of Project Horizon due to a slowdown in business volumes and uncertainties in the financial markets resulting from the ongoing national economic recession. The Authority intends to re-evaluate the feasibility of the suspended elements at the end of fiscal 2009. The suspended elements of the Earth Expansion relate to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work.

In addition, construction of a 1,500-space parking garage that was anticipated to be built adjacent to the Earth Expansion, was suspended. Costs incurred relate to the design of the new parking garage and improvements to the existing Winter Parking Garage, all of which were substantially completed as of June 30, 2009.

Construction of the Winter Entrance of the Earth Expansion, which connects the Winter Parking Garage to Casino of the Earth, was completed in early July 2009. The Winter Entrance incorporates renovated food and beverage facilities, including Bobby Flay’s Bobby’s Burger Palace, Frank Pepe Pizzeria Napoletana, and Fidelia’s Market, a four-station quick-serve dining area featuring Jasper White’s Summer Shack Express, Woodland Wok, Chief’s Bagels, Subs & Sweets and The Original SoupMan (anticipated to open in August 2009). The Authority also plans to open Bobby Flay’s Bar Americain in the fall of 2009, in the location previously occupied by Fidelia’s restaurant.

As of June 30, 2009, a breakdown of project costs incurred, estimated remaining project costs (all of which are anticipated to be incurred during the remainder of fiscal 2009) and estimated total project costs for the various Project Horizon elements, is as follows:

(in millions, excluding capitalized interest)	Project Costs Incurred	Estimated Remaining Project Costs	Estimated Total Project Costs
Components Completed or In Process:
Sunrise Square	$16.7	$—	$16.7
Casino of the Wind	111.7	0.4	112.1
Property Infrastructure	35.1	2.3	37.4
Parking garages	5.5	—	5.5
Winter Entrance	22.2	21.0	43.2

Subtotal	191.2	23.7	214.9
Suspended Component:
Earth Expansion	78.0	6.7	84.7

Subtotal	78.0	6.7	84.7

Total	$269.2	$30.4	$299.6

Capital Resources

Distributions to the Tribe totaled $46.6 million and $60.1 million for the nine months ended June 30, 2009 and 2008, respectively. Distributions to the Tribe are anticipated to approximate between $65.0 million and $72.5 million for fiscal 2009.

The Authority repaid its 6 3/8% $330.0 million senior subordinated notes at maturity on July 15, 2009 with proceeds from the bank credit facility.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next 12 months. However, the Authority can provide no assurance in this regard. Any future investments in Mohegan Sun and Pocono Downs are anticipated to be funded through a combination of operating cash flows and draws under the bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal 2009 operating results on Wednesday, August 5, 2009 at 1:00 p.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (International)

Conference ID: 19647305

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, August 5, 2009. This replay will run through August 19, 2009.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 19647305

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Casino of the Wind opened on August 29, 2008, with approximately 65,000 square feet of additional gaming space and new dining and retail amenities. Mohegan Sun at Pocono Downs opened Project Sunrise on July 17, 2008, a gaming and entertainment facility adjacent to the Phase I gaming facility. The combined facility currently includes approximately 2,500 slot machines and electronic blackjack games, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey, Maryland, Delaware or Pennsylvania), the financial performance of Mohegan Sun and Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008	For the Nine Months Ended June 30, 2009	For the Nine Months Ended June 30, 2008
Revenues:
Gaming	$337,577	$330,532	$986,447	$1,037,054
Food and beverage	23,409	26,482	69,015	76,969
Hotel	9,736	12,497	29,579	36,924
Retail, entertainment and other	33,747	42,554	90,932	106,023

Gross revenues	404,469	412,065	1,175,973	1,256,970
Less—Promotional allowances	(29,650)	(35,220)	(85,760)	(100,599)

Net revenues	374,819	376,845	1,090,213	1,156,371

Operating costs and expenses:
Gaming	210,631	220,743	629,820	658,488
Food and beverage	10,520	12,500	32,198	36,622
Hotel	3,338	4,488	10,233	13,090
Retail, entertainment and other	13,083	19,681	33,277	41,785
Advertising, general and administrative	52,774	56,142	152,273	169,795
Corporate expenses	4,769	4,958	13,370	16,119
Pre-opening costs and expenses	—	1,314	282	1,346
Depreciation and amortization	24,786	24,328	77,205	72,980

Total operating costs and expenses	319,901	344,154	948,658	1,010,225

Income from operations	54,918	32,691	141,555	146,146

Other income (expense):
Accretion of discount to the relinquishment liability	(5,106)	(6,771)	(15,318)	(20,314)
Interest income	729	913	3,254	2,870
Interest expense, net of capitalized interest	(27,666)	(22,697)	(83,830)	(68,215)
Gain on early extinguishment of debt	—	—	8,466	—
Other income (expense), net	(22)	390	(2,949)	461

Total other expense	(32,065)	(28,165)	(90,377)	(85,198)

Income from operations before minority interests	22,853	4,526	51,178	60,948
Minority interests	617	510	1,740	1,243

Net income	$23,470	$5,036	$52,918	$62,191

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Operating Results:
Gross revenues	$404,469	$412,065	$1,175,973	$1,256,970
Net revenues	374,819	376,845	1,090,213	1,156,371
Income from operations	54,918	32,691	141,555	146,146

Other Data:
Adjusted EBITDA	$80,321	$58,843	$220,782	$221,715
Capital expenditures	19,520	115,688	70,989	272,300
Cash interest paid	14,862	12,379	67,531	58,593

			June 30, 2009	September 30, 2008
Balance Sheet Data:
Cash and cash equivalents			$86,643	$83,847
Total debt			1,625,248	1,557,559

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2009(1)	June 30, 2008	June 30, 2009(1)	June 30, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$72,902	$55,995	$205,945	$216,735
Adjusted EBITDA margin	23.7%	17.1%	22.8%	21.4%

Capital expenditures (in thousands)	$19,859	$52,324	$68,803	$136,402
Capitalized interest (in thousands)	323	947	1,000	2,668

Weighted Average Number of Units:
Slot machines	6,752	5,974	6,756	6,107
Table games	323	321	326	322

Win Per Unit Per Day:
Slot machines (gross)	$319	$392	$316	$380
Table games	2,702	2,578	2,619	3,148

Hold Percentage:
Slot machines (gross)	8.4%	8.5%	8.5%	8.5%
Table games	15.4%	11.6%	14.5%	14.2%

Connecticut Slot Gaming Market Statistics:
Slot handle market share	52.6%	52.8%	53.3%	53.2%
Slot win market share	52.5%	52.3%	53.5%	53.8%
Slot handle efficiency	111.7%	118.7%	115.9%	116.1%
Slot win efficiency	111.5%	117.7%	116.3%	117.5%

Northeast Slot Gaming Market Statistics:
Slot win market share	30.8%	32.3%	32.0%	33.6%
Slot win efficiency	118.3%	133.3%	124.7%	134.8%

Hotel Statistics:
Hotel occupancy %	95.4%	95.5%	95.0%	92.7%
Average Daily Rate (ADR)	$92	$114	$92	$115
Revenue Per Available Room (REVPAR)	$88	$108	$87	$106

(1)	Includes operating results of Casino of the Wind.

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2009(1)		June 30, 2008	June 30, 2009(1)		June 30, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$11,571		$7,296	$26,467		$19,856
Adjusted EBITDA margin	17.1%		14.6%	14.3%		13.8%

Capital expenditures (in thousands)	$(339)		$63,364	$2,186		$135,897
Capitalized interest (in thousands)	—		1,340	—		2,732

Slot Statistics:
Weighted Average Number of Slot Machines	2,465		1,202	2,471		1,203
Win per unit per day (gross)	$258		$377	$238		$366
Hold percentage (gross)	8.2%		8.7%	8.3%		8.7%
Slot handle market share	43.3	%(2)	44.0%	47.5	%(2)	47.2	%(3)
Slot win market share	44.0	%(2)	47.4%	49.9	%(2)	52.1	%(3)
Slot handle efficiency	111.7	%(2)	136.2%	104.6	%(2)	146.2	%(3)
Slot win efficiency	113.4	%(2)	146.8%	109.9	%(2)	161.5	%(3)

(1)	Includes operating results of Project Sunrise.
(2)	Includes results of Sands Casino Resort Bethlehem from opening date of May 20, 2009 to June 30, 2009.
(3)	Includes results of Mount Airy Casino Resort from opening date of October 22, 2007 to June 30, 2008.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Adjusted EBITDA	$80,321	$58,843	$220,782	$221,715
Pre-opening costs and expenses	—	(1,314)	(282)	(1,346)
Depreciation and amortization	(24,786)	(24,328)	(77,205)	(72,980)
Minority interests	(617)	(510)	(1,740)	(1,243)

Income from operations	54,918	32,691	141,555	146,146

Accretion of discount to the relinquishment liability	(5,106)	(6,771)	(15,318)	(20,314)
Interest income	729	913	3,254	2,870
Interest expense, net of capitalized interest	(27,666)	(22,697)	(83,830)	(68,215)
Gain on early extinguishment of debt	—	—	8,466	—
Other income (expense), net	(22)	390	(2,949)	461
Minority interests	617	510	1,740	1,243

Net income	$23,470	$5,036	$52,918	$62,191

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended June 30, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (1)	$54,536	$—	$18,366	$—	$72,902
Pocono Downs (2)	5,172	—	6,399	—	11,571
Corporate	(4,790)	—	21	617	(4,152)

Total	$54,918	$—	$24,786	$617	$80,321

	For the Three Months Ended June 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$34,547	$76	$21,372	$—	$55,995
Pocono Downs	3,122	1,238	2,936	—	7,296
Corporate	(4,978)	—	20	510	(4,448)

Total	$32,691	$1,314	$24,328	$510	$58,843

	For the Nine Months Ended June 30, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (1)	$147,372	$58	$58,515	$—	$205,945
Pocono Downs (2)	7,616	224	18,627	—	26,467
Corporate	(13,433)	—	63	1,740	(11,630)

Total	$141,555	$282	$77,205	$1,740	$220,782

	For the Nine Months Ended June 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$153,329	$91	$63,315	$—	$216,735
Pocono Downs	9,836	1,255	8,765	—	19,856
Corporate	(17,019)	—	900	1,243	(14,876)

Total	$146,146	$1,346	$72,980	$1,243	$221,715

(1)	Includes operating results of Casino of the Wind.
(2)	Includes operating results of Project Sunrise.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest expense, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, gain on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliations to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore, comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as interest expense, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest expense, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut, August 5, 2009

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000